EXHIBIT 99.1

Huttig Building Products, Inc. Appoints Vice President and Chief Financial Officer

ST. LOUIS, Sept. 24, 2018 (GLOBE NEWSWIRE) -- Huttig Building Products (Nasdaq: HBP), one of the nation's largest wholesale distributors of millwork and specialty building products used principally in new residential construction and home improvement, today announced the appointment of Philip W. Keipp  as Vice President – Chief Financial Officer effective September 24, 2018.

Mr. Keipp most recently served as a Senior Financial Consultant for the Company since August 6, 2018 and previously served as Vice President and Chief Financial Officer for Huttig from July 2009 through June 2015.  Mr. Keipp is a CPA and possesses extensive public company financial and accounting experience.  Prior to joining Huttig in 2009, Mr. Keipp served as Chief Financial Officer and Chief Operating Officer for HD Supply Waterworks, a leading distributor of water and wastewater transmission products.

Mr. Keipp spent over twelve years in public accounting, including ten years at KPMG LLP, where he was a Senior Manager in the firm’s Manufacturing, Retail and Distribution practice. Mr. Keipp received his Bachelor of Science in Business Administration from Lindenwood University.

Mr. Vrabely has served as the Company’s interim Chief Financial Officer since January 31, 2018.

“I am pleased that Phil has rejoined Huttig as his in-depth knowledge of the Company will make for a seamless transition and he will have an immediate impact on the business”, said Mr. Vrabely.

About Huttig

Huttig, currently in its 134th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

For more information please contact:

David Fishbein
investor@huttig.com